                                                                    Exhibit 6.05

                                ALLSTATE CLUSTER

                                AGENCY AGREEMENT

This Agency Agreement (herein referred to as "Agreement") is between ALLSTATE INSURANCE COMPANY and such affiliates and subsidiaries as are named on the bottom of this Agreement, (herein referred to as "the Company") and BROOKE CORPORATION County of OKLAHOMA State of OKLAHOMA (herein referred to as "the Agent").

I.       AUTHORITY OF AGENT

A. The Agent is an independent contractor and not an employee of the Company, and shall have full control of his time, the conduct of his agency and the selection of companies he will represent.

B. The Agent is authorized on behalf of the Company, during the term of this Agreement, to receive and accept, subject to such restrictions on binding authority as may be established by the Company, proposals for insurance covering such classes of risks located in the state(s) of Oklahoma as the Company may from time to time authorize to be written.

C. The Agent is authorized to solicit and sell memberships in the Allstate Motor Club, Inc. and to solicit and sell finance products and services available through the Allstate Financing Program.

D. The Agent agrees to comply with all laws and regulations affecting his operation and to maintain his qualifications for licensing as an agent by the appropriate authorities.

E. The Agent shall transmit copies of all evidence of insurance, applications, binders, copies of policies and endorsements issued, or otherwise notify the Company of all liability accepted not later than the third business day following inception of coverage.

II.      COMPENSATION

A. The Company will pay the Agent commissions on "net written premium" (as defined in the Compensation Section of the U.S. Independent Agents' Manual) in accordance with the Commission Schedule furnished by the Company which appears as Attachment A and is a part of this Agreement, and all applicable rules and procedures relating to compensation established by the Company. No reduction in any rate of commission as specified on the Commission Schedule shall be effective until the Company has given the Agent at least ninety (90) days notice of any proposed reduction in such rate of commission.

B. The Agent agrees to promptly return, upon demand by the Company, any commissions which have been paid to the Agent by the Company on any premiums which are refunded to the policyholder or for which the policyholder receives credit or which are uncollectible regardless of whether such commissions are paid before or after the termination of this Agreement. The Company reserves the right to make deductions from future payable commissions in the event that the Agent does not promptly return any unearned commissions pursuant to this Section.

C. Compensation rules covering special situations, conflicting compensation interests of two or more Agents and other determinations relative to an Agent's compensation are covered in the Compensation Section of the U. S. Independent Agents' Manual. It is the Company's intent that the Agent will have continuing compensation interest and the use and control of expirations only with respect to lines of insurance of which he is the "Originating Agent" as defined in the Compensation Section of the U.S. Independent Agents' Agency Manual.

D. The Company shall not be responsible for any expenses incurred by the Agent, whether on his own behalf or on behalf of the Company unless previously authorized by the Company in writing.

E. In the event of the termination of this Agreement, commissions on outstanding life insurance policies or annuity contracts will be payable only on the net written premium recorded in the Agent's account within twenty-four (24) months following such termination.

III.     OWNERSHIP OF EXPIRATIONS

A. Except with respect to, life insurance and annuities, the Agent's records and the use and control of expirations shall remain in the undisputed possession and ownership of the Agent in the event of termination of this Agreement, except as set forth in Paragraph C. below.

B. Unless authorized by the Agent or required by law, the Company will not use, or permit the use of, its records of business placed by the Agent with the Company to solicit policyholders for the sale of other lines of insurance or other products or services which shall abridge the Agent's rights of ownership, use and control.

C. In the event of termination of this Agreement, if the Agent has not then properly accounted for and paid all premiums to the Company for which he is liable, then the use and control of expirations including all right, title and interest in and to the records thereof shall be vested in the Company as of the date of such termination.

D. In the exercise of its right to collect any indebtedness due from the Agent through the use and control of such expirations, the Company shall use reasonable business judgment in selling such expirations and shall be accountable to the Agent for any sums received which, net of expenses, exceed the amount of indebtedness. The Agent shall remain liable for the excess of the indebtedness over the sums received by the Company. Any indebtedness due from the Agent shall not prevent application of the "Ownership of Expirations" provision in favor of the Agent if the Agent furnishes collateral security acceptable to the Company in the amount of such indebtedness to be held by the Company until the indebtedness is satisfied.

E. Nothing in this Section shall interfere with the Company's obligation to renew policies containing contractual renewal guarantees which must be renewed pursuant to state law, regulation or by order of government authority.

IV.      INDEMNIFICATION

A. The Company will defend and indemnity the Agent against liability, including the cost of defense and settlements, imposed on him by law (including the Fair Credit Reporting Act) for damages sustained by policyholders and caused by acts or omissions of the Company, provided the Agent has not caused or contributed to such liability by his own acts or omissions. The Agent agrees, as a condition to such indemnification, to notify the Company promptly of any claim or suit against him and to allow the Company to make such investigation, settlement or defense thereof as the Company deems prudent. The Company reserves the right to select counsel to represent the Agent in any such action. The Agent also agrees to cooperate fully with the Company in any such investigation, settlement of defense.

B. The Agent will indemnity the Company against liability, including the cost of defense and settlements, imposed on the Company by law for damages sustained by any person and caused by acts or omissions of the Agent, other than those acts or omissions taken on behalf of the Company, provided that the Company has not caused or contributed to cause such liability by its acts or omissions. The Company agrees, as a condition to such indemnification, to notify the Agent promptly of any claim or suit against the Company and to allow the Agent to make such investigation or settlement as the Agent deems prudent. The Company agrees to cooperate fully with the Agent in any such investigation or settlement. The Company reserves the right to select counsel to represent it in any such action and to make such investigation or settlement as the Company deems prudent.

C. The Agent agrees to obtain and maintain during the term of this Agreement and for two years after its termination, at the Agent's sole expense, professional liability insurance (agents errors and omissions coverage). Such insurance must be adequate to protect against all expenses, claims, actions, liabilities, and losses related to the subjects covered by the required policies with limits of at least $1 million per claim with a retroactive date on or before the effective date of this Agreement. In the event that such insurance policy is materially changed or canceled, the Agent agrees to notify the Company in writing immediately upon receiving notice of such change or cancellation.

D. The Agent must furnish the Company with proof of professional liability insurance upon request by the Company. If upon receipt of such request the Agent does not furnish evidence of acceptable coverage within 30 days, the Company will have the right to terminate the Agreement for cause in accordance with section IX. A. 3. of this Agreement.

V.       BUSINESS PROCEDURES

All business placed by the Agent with the Company will be direct billed business and the following procedures will apply,

A. The completed application together with the initial premium (without deduction of commission) shall be submitted to the Company in accordance with the provisions of the Company's direct bill program.

B. The Company will be responsible for all premium billing and collection. If the Agent collects any premiums on Company billed business, he will promptly account therefor and transmit to the Company, when and as directed by the Company, the full amount without making any deduction for any purpose.

C. All accounting records of the Agent pertaining to the business of the Company shall be subject to inspection at any reasonable time by representatives of the Company.

VI.      ADVERTISING

A. The Company will advertise its products and provide promotional material in accordance with its advertising policies. The Agent may also advertise in his sole discretion, subject to the requirements in Paragraph B. below.

B. The Agent will submit all signs and advertising copy, including, but not limited to, sales brochures, newspaper advertisements, radio and television commercials, all sales promotional plans and devices, and all customer contract forms, guarantee certificates and other forms and materials to the Company for approval if they use or contain any reference to any service mark or trade name of the Company or of any of its affiliates or subsidiaries. The Agent will not use any such advertising material or sales promotional plan or device without obtaining prior written approval from the Company. The Company has the right to disapprove any or all of the aforesaid advertising forms and other materials insofar as they, in the exclusive judgment of the Company, do not conform to Company policy regarding use of Company service marks or trade names, may subject the Company to liability, loss of goodwill, damage to Company reputation or Company customer relations, may fail to adhere to the requirements of any federal, state or local governmental rules, regulations and laws; or may fail to conform to community or Company standards of good taste and honest dealing.

VII.     SERVICE MARK AND TRADE NAME PROTECTION

A. The Agent agrees to cooperate fully in the quality control program conducted by the Company relating to the use of its service marks and trade names and the nature and quality of services rendered and goods distributed under its service marks and trade names. The Company will have the right to specify, delineate or limit the services of goods on, or in connection with, which the Agent may use any of its service marks or trade names. In the event that the nature or the quality of the services or goods on, or in connection with, which the Agent uses any of the service marks or trade names of the Company is not acceptable to the Company, then the Company will have the right to require the Agent to institute appropriate procedures to correct any deficiencies noted by the Company.

B. The Agent agrees, at the reasonable request and expense of the Company, to assist the Company in protecting and enforcing the rights of the Company in and to any and all of its service marks and trade names which the Agent may then be using.

C. The Agent will not in any manner encumber, alienate, license, or transfer to any other entity any right whatsoever concerning the service marks or trade names that may be granted to the Agent by this Agreement, except as specifically permitted in writing by the Company.

VIII.    COMPANY PROPERTY

A. The Agent agrees that all materials furnished to him by the Company including manuals, computer programs, microfiche and similar lists and records and any derivative reports are the property of the Company and may contain trade secrets. The Agent agrees that he will not at any time or in any manner, use, copy, duplicate, disseminate, divulge, communicate or permit any third party to access any confidential information or any information containing trade secrets concerning any matters affecting or relating to the pursuits of the Company, except upon direct written authority of the Company. All Company property including, but not limited to, that listed in this paragraph must be surrendered to the Company upon demand or termination of this Agreement. The Agent agrees that he will not use, or permit to be used, Company property or any information obtained or derived therefrom in any manner, directly or indirectly, other than in the performance of this Agreement.

B. Furthermore, upon termination of this Agreement, the Agent agrees to continue to treat as confidential any information concerning any matters affecting or relating to the pursuits of the Company that is not otherwise lawfully available to the public and that has been obtained by the Agent during the term of this Agreement.

C. Confidential information includes, but is not limited to, business plans of the Company and, with respect to life and annuities and all other business vested in the Company pursuant to Section III C. of this Agreement, information regarding the names, addresses, and ages of policyholders of the Company; types of policies-, amounts of insurance-, premium amounts-, policy expiration or renewal dates-, policyholder listings and any policyholder information subject to any privacy law which was acquired or came into the Agent's possession during the term of this Agreement. All such confidential information is wholly owned by the Company.

D. Any confidential information or trade secrets recorded on paper, electronic data file, or any other medium, whether provided by the Company or by the Agent is the exclusive property of the Company, as is any such medium and any copy of such medium.

IX.      TERMINATION OF AGREEMENT

A.       This Agreement may be terminated.

         1.       At any time by mutual agreement of the parties in writing.

         2. By either party upon providing ninety (90) days prior written notice to the other or such greater notice as may otherwise be required by the law of the state in which the Agent is licensed.

         3. By the Company, for cause immediately upon providing written notice to the Agent. Cause may include, but is not limited to, breach of this Agreement, fraud, forgery, misrepresentation, or conviction of a felony.

B.       This Agreement will be terminated automatically:

         1. On the effective date of any sale, transfer, or merger of the Agent's business or interest therein unless the Company consents in writing to the assignment of the Agreement or enters into a new Agency Agreement.

         2. Upon the cancellation or nonrenewal of the Agent's license as an insurance agent.

         3. Upon the surrender of or the election not to renew the Company's license to sell insurance in all lines in the state in which the Agent is licensed.

X.       OBLIGATIONS UPON TERMINATION

A.       If this Agreement is terminated:

         1.       With respect to an Automobile line policy having a term of six
                  (6) months:

                  a. Unexplored policies shall be continued in force, until their next anniversary date, subject to earlier termination in accordance with the Company's underwriting standards.

                  b. The Company shall grant a renewal for one six (6) month term, or such longer period of time as may otherwise be required by the law of the State in which the Agent is licensed, with respect to any policy having an anniversary date during the twelve
                           (12) month period immediately following termination hereof except:

                                    -   for nonpayment of premium, or

                                    -   when in the sole opinion of the Company
                                        the risk does not meet the Company's
                                        then current underwriting standards.

         2. With respect to all other policies:

                  a. Unexpired policies shall be continued in force, until expiration, subject to earlier termination in accordance with the Company's underwriting standards.

                  b. The Company shall grant a renewal for a term not exceeding twelve (12) months, with respect to any policy expiring during the twelve (12) month period immediately following termination hereof except:

                                    -   for nonpayment of premium, or

                                    -   when in the sole opinion of the Company
                                        the risk does not meet the Company's
                                        then current underwriting standards.

         3. Where required by state law or in instances designated by the Company that renewals will be granted after the next six (6) month term referenced in Paragraph A. 1. b. above or the one twelve (12) month term referenced in Paragraph A. 2. b. above, the Company will pay the Agent a service fee of 3.5% of net written premium instead of the commissions set force on the Commission Schedule.

B. With respect only to the servicing of policies continued in force or renewed after the termination of this Agreement, the Agent shall continue to be the duly authorized representative of the Company, subject to all of the provisions of this Agreement, except that the Agent shall not, without the prior approval of the Company bind any new risk or increase or extend the Company's liability under, or alter the terms of, any such policy.

C. Any unused applications and other Company supplies furnished by the Company to the Agent shall always remain the property of the Company and shall be accounted for and returned by the Agent to the Company on demand.

D. The Company will provide the Agent at his request with a record of policies in force, their expiration dates and details of coverage.

XI.      ARBITRATION

In the event of any dispute arising out of or under this Agreement between the Agent and the Company, the Agent and the Company shall make every reasonable effort to resolve such dispute in good faith, informally. If the parties cannot agree on a settlement of the dispute, then both parties agree to submit such dispute to arbitration. The American Arbitration Association or any other mutually agreeable dispute resolution organization will be used to arbitrate such dispute, with the expenses borne equally. The determination of the arbitrators will be final and binding on all parities hereto.

XII.     GENERAL PROVISIONS

A. Except with respect to a change in any rate of commission, this Agreement may be amended or revised only in writing by mutual agreement between the Agent and the Company.

B. The descriptive headings of this Agreement are intended for reference only and will not affect the construction or interpretation of this Agreement.

C. Whenever required for proper interpretation of this Agreement, the use of any gender shall include all genders.

D. If any provision or part of this Agreement is determined to be invalid or otherwise unenforceable under law, the remaining provisions and parts will not be affected and shall remain in full force and effect.

E. The failure of either party to insist upon the performance of any of the terms of this Agreement in any one or more instances will not be construed as a waiver or relinquishment of the future performance of any such term. The obligation of the parties with respect to any such future performance will continue in full force and effect.

F. This Agreement shall be interpreted, construed, and governed by the laws, other than the laws of conflict, of the State of Illinois.

XIII.    ENTIRE AGREEMENT

This Agreement is the sole and entire Agency Agreement between the Company and the Agent, and it supersedes and replaces any Prior agent, or other agreement between the Company and the Agent. This Agreement also supersedes any oral statements and representations by the Company to the Agent and prior written statements and representations by the Company to the Agent in letters, manuals, booklets, memoranda or any other format.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized representative, the Agency Consulting Manager, and the Agent hereby accepts the terms of this Agreement.

                                        ---------------------------------------
                                        Agency Owner(s)/Principal(s)

                                        ALLSTATE INSURANCE COMPANY
                                        ALLSTATE INDEMNITY COMPANY
                                        ALLSTATE LIFE INSURANCE COMPANY
                                        ALLSTATE MOTOR CLUB, INC.



---------------------------------       ---------------------------------------
Date                                    Agency Consulting Manager

                      ADDENDUM TO ALLSTATE AGENCY AGREEMENT


In addition to the terms and conditions agreed to between the Agent and the Company in the Allstate Agency Agreement dated ____________, (hereinafter referred to as "the Agreement") both parties further agree that:

1. During the term of the Agreement, the Agent is authorized to accept and receive on behalf of the Company, subject to the terms and conditions set forth in this Addendum and in Section 1. B. of the Agreement, proposals for insurance from other insurance agencies with whom the Agent has contracted as part of an affiliation arrangement (hereinafter referred to as "participating member agencies").

2. The Agent will not submit business from a participating member agency to the Company unless the Company has previously approved that participating member agency for the submission of business.

3. The Company's approval for the submission of business from a participating member agency may be withdrawn at any time upon 90 days' written notice to Agent and the opportunity during the 90 day period for Agent to correct any deficiencies which may have been the ground for withdrawal of Company's approval. Provided, however, that the 90 day notice period shall not be required in instances of fraud, intentional misrepresentation, gross negligence or similar behavior.

4. The currently approved participating member agencies, principals, and locations are set forth in Attachment B, as may be amended from time to time.

5. The authority granted to the Agent under Paragraph 1. of this Addendum is conditional based upon the Agent meeting the premium commitments as mutually agreed to in Attachment C and updated annually, Should the Agent fail to meet those premium commitments, said authority is withdrawn and this Addendum will have no further effect.

6. The contracts between the Agent and all participating member agencies will have, at a minimum, provisions requiring all participation member agencies to-

         a. obtain and maintain errors and omissions coverage as described in Section IV. C. of this Agreement;

         b.       comply with the Company's business procedures as described in
                  Section V. of the Agreement"

         c. obtain written approval from the Company prior to using advertising which contains any reference to any service marks or trade names of the Company as described in Section VI. of the Agreement-,

         d. cooperate in the quality control program conducted by the Company relating to the use of its service marks and trade names and the nature and quality of the services rendered as described in Section VII of the Agreement-,

         e. agree that: 1) all Company materials furnished to them by the Company or the Agent including manuals, computer, programs, microfiche, similar lists, and records of any derivative reports are the property of the Company and may contain trade secrets; 2) they will not at any time, or in any manner, use, copy, duplicate, disseminate, divulge, communicate or permit any third party to access any confidential information or any information containing trade secrets concerning any matters affecting or relating to the pursuits of the Company, except upon direct written permission of the Company; 3) they will not use, or permit to be used, property of the Company or any information obtained or derived therefrom in any manner, directly or indirectly, other than in the performance of their agreement with the Agent; and 4) they will surrender all property of the Company including, but not limited to, the property listed in this paragraph to the Company upon demand, termination of the contract between themselves and the Agent, or termination of the Agreement, and

         f. further agree that: 1) confidential information includes, but is not limited to, business plans of the Company and, with respect to life and annuities and all other business vested in the Company pursuant to Section III. C. of the Agreement information regarding the names, addresses, and ages of the policyholders of the Company-, types of policies; amounts of insurance; premium amounts; policy expiration or renewal dates; policyholder listings and any policyholder information subject to any privacy law which was acquired of came into the possession of the participating member agency during the term of the Agreement; and 2) all such confidential information is wholly owned by the Company.

7. The Company shall have the right to enter into an agency agreement with any participating member agency upon termination of the contract between such agency and the Agent. The Company will be required to wait months or receive written authorization from the Agent before contacting such agency.

8. To the extent that any of the terms and conditions of the contract between the Agent and any participating member agency conflict with the Agreement and this Addendum, the Agreement and this Addendum will govern.

Except as provided in this Addendum, the terms and conditions of the Agreement shall remain in full force and effect. This Addendum shall not be binding unless it is signed by an authorized representative of the Agent and the Company.

ACCEPTED:


                                                          Allstate Insurance Company

By: ----------------------------------------------        By: ----------------------------------------------------

Title: -------------------------------------------        Title: -------------------------------------------------

Date: --------------------------------------------        Date: --------------------------------------------------


ATTACHMENT B:

Agent Name ---------------------------------------------------------

Managing Principal: ------------------------------------------------

City/State: --------------------------------------------------------

Agent Number: ------------------------------------------------------

Appointment Date: --------------------------------------------------

PARTICIPATING MEMBER AGENCIES


Agency Name                     Location:                    State:                Date     Agency      Became     a
                                                                                   Participating Member:


-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------

-------------------------       --------------------------   -------------------   ---------------------------------


ATTACHMENT C:

Agent Name             ---------------------------------------------------------

Managing Principal:    ---------------------------------------------------------

City/State:            ---------------------------------------------------------

Agent Number:          ---------------------------------------------------------

Appointment Date:      ---------------------------------------------------------

THE PREMIUM COMMITMENTS LISTED BELOW HAVE BEEN AGREED TO AND ARE MADE A PART OF THE AGREEMENT. THE PARTIES ACKNOWLEDGE THAT, IF THE AGREEMENT WAS EXECUTED AFTER JANUARY 1 OF ANY CALENDAR YEAR, THE ANNUAL PREMIUM COMMITMENTS LISTED MAY BE UPDATED ANNUALLY PURSUANT TO THE AGREEMENT


Line:                              Annualized Premium:                    Pro  Rate  Premium/Items  for
                                                                          the Period: __________


Standard Personal Auto             ---------------------------------      -----------------------------

Std Personal Property              ---------------------------------      -----------------------------

Indemnity Auto                     ---------------------------------      -----------------------------

Indemnity Property                 ---------------------------------      -----------------------------

Commercial Auto                    ---------------------------------      -----------------------------

Commercial Property                ---------------------------------      -----------------------------

Commercial Other                   ---------------------------------      -----------------------------

Total Premium                      ---------------------------------      -----------------------------

Life Premium                       ---------------------------------      -----------------------------

Motor Club Items                   ---------------------------------      -----------------------------

Flood Items                        ---------------------------------      -----------------------------


                                          ATTACHMENT A-1 (1998) (PAGE 1)
                                            ALLSTATE INSURANCE COMPANY
                                            ALLSTATE INDEMNITY COMPANY
                                             ALLSTATE MOTOR CLUB, INC.

                                            AGENCY COMMISSION SCHEDULE

===============================================================================

AGENCY NAME AND LOCATION            SCHEDULE EFFECTIVE DATE

-------------------------------------------------------------------------------

Brooke Corporation
===============================================================================


I.       ALL LINES OF PROPERTY AND CASUALTY COMPANY:


                                                                       New               Renewal
                 Property & Casualty Lines                             15%               15%
                 Parts & Labor Plus Program                            18%               N/A

         EXCEPT:                                                                        10%
                  Long Haul Truckers, Logging Trucks and Public Livery

         OTHER:


II.      ALLSTATE INDEMNITY
                                                                       New               Renewal
                 Homeowner                                             15%               15%
                 Automobile                                            10%               10%

III.     ALLSTATE MOTOR CLUB
                                                                       New               Renewal
                 Motor Club                                            45%               0%
                 Motor Club Dealership Program                          8%               8%

IV.      ALLSTATE FINANCE PROGRAM

         AUTO:
                  New                                                 $ 75
                  Used                                                 125
                  Leased                                               100

         BOAT                                                          $100
         RV                                                            $100
         HOME EQUITY OR FIRST MORTGAGE*                                $400
         (*Not available in Conn., Ga., Mn., Or., Pa., RI., or SC.)


                         ATTACHMENT A-1 (1998) (PAGE 2)
                        ALLSTATE LIFE COMMISSION SCHEDULE

                         ALLSTATE LIFE INSURANCE COMPANY

================================================================================

AGENCY NAME AND LOCATION                    SCHEDULE EFFECTIVE DATE

--------------------------------------------------------------------------------

Brooke Corporation
================================================================================


LIFE (Except New York)
                                              New Policy        First    Renewal  Second  Renewal       Third
                                              or                Year              Year              and Subsequent
                                              New Rider
Revised Whole Life
- Plan C/E/I
   - < $100,000                                      50                 5                 5                5 (d)
   - +$100,000                                       50                 5                 5                5 (d)

Universal Life Premiere                              50                 5                 5                5 (a)
ULP92 PITR (c)                                       40                 5                 5                5 (a)
ULCLTR                                               45                 2                 0                0

Universal Life 100R                                  40                 5                 5                5(a)

Contributions in excess
*Minimum Annual prem.                                 2                 2                 2                2

Mortgage Security Plan (b)                           40                10                10                5

Home Mortgage Protection
- < $100,000                                         40                10                10                5
- +$100,000                                          40                10                10                5

Allstate Protector Plus (c)
- Plan C/E/I                                         40                10                10                5

Allstate Maximum Term (c)
- Plan C/E/I                                         40                10                10                5


(a) 2% in policy 4 and subsequent
(b) Not available in ME, NC, NY, OH, OR, SC, TX, and VT
(c) Not available in NJ
(d) 2% in policy 5 and subsequent

Note effective 7/1/97: Primary Insured Increases 40%, Replacements 35%, and Multiples 40%

                       PLUS PERFORMANCE BONUS AGREEMENT-98

-    Effective date of agreement:
                                 --------------------------------------
-    Agency number:
                   ----------------------------------------------------
- When combining locations for the Plus Performance Bonus, list the agency numbers below

            ----------------------------------------------------------------------------------------------------------
            Primary Agency #            List all sub-location numbers
            ----------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------
            --------------------------- ------------------------- ------------------------- -----------------------
            ----------------------------------------------------------------------------------------------------------
                                        ------------------------- ------------------------- -----------------------
            ----------------------------------------------------------------------------------------------------------
                                        ------------------------- ------------------------- -----------------------
            ----------------------------------------------------------------------------------------------------------
                                        ------------------------- ------------------------- -----------------------
            ----------------------------------------------------------------------------------------------------------

            ----------------------------------------------------------------------------------------------------------


This agreement is between ALLSTATE INSURANCE COMPANY (herein referred to as "the Company") and BROOKE CORPORATION, County of OKLAHOMA, State of OKLAHOMA (herein referred to as "the Agency").

In addition to commissions separately provided as set forth in the Cluster Agency Agreement or the Agency Agreement the Company will pay the Agency a Plus Performance Bonus in accordance with the Plus Performance Bonus Commission Rate Table attached hereto as Schedule A-96, and the following provisions and terms:

                              PROVISIONS AND TERMS

I. The Plus Performance Bonus period shall be a calendar year, beginning January 1 and ending December 31. However, the first Plus Performance Bonus period shall begin on the effective date of this Agreement and end on December 31.

II The Agency will qualify to receive a Plus Performance Bonus Commission for a particular period if:

         A. The ratio of "losses paid" to "premiums earned," on "included classes of insurance," for such period is 50% or less, and

         B. The net premiums written by the Agency and recorded by the Company for "included classes of insurance" exceed the following applicable amount (except as described in Paragraph
                  C. below):

                  $ 100,000 for the first Plus Performance Bonus Period.

                  $ 200,000 for the second Plus Performance Bonus Period.

                  $ 300,000 for each subsequent Plus Performance Bonus Period.

         C. The Company reserves the right to adjust the net written premiums requirement for each Plus Performance Bonus Period subsequent to the second Plus Performance Bonus Period. In addition, the Company also reserves the right to change the net written premiums requirements for any Plus Performance Bonus Period upon the sale, transfer, merger or expansion of the Agency's business, or upon any change in economic conditions of the area where the Agency is performing under the Cluster Agency Agreement or the Agency Agreement with the Company.

         D. "Included classes of insurance" means all classes of insurance except the following:

                  Private Passenger Automobile policies issued by Allstate Indemnity Company, except in Texas and approved Texas border state locations

                  Mechanical Breakdown Insurance and motor vehicle Service Contracts offered through Allstate Insurance Company or any of its affiliates or subsidiaries

                  Risks subject to retrospective Rating Plans

                  Business administrated by Underwriting Associations, Syndicates or Pools

                  Accident and Health

                  Life Insurance and Annuities

                  Boiler and Machinery

                  Fidelity Bonds and Surety Bonds       (note: Commercial
                                                        Policies are an
                                                        "included class of
                                                        insurance," and any
                                                        fidelity loss on a
                                                        Commercial Policy will
                                                        be used to calculate the
                                                        ratio of "losses paid"
                                                        to "premiums earned" as
                                                        provided in Section II.,
                                                        A., above)

                  Private Passenger Automobiles policies issued by Allstate County Mutual Insurance Company

                  -------------------------------------------

III. The amount of Plus Performance Bonus payable to the Agency if the Agency qualifies in accordance with Section II., above, with respect to a particular period will be computed as follows:

         A. The Plus Performance Bonus Commissions Rate is determined from the Plus Performance Bonus Commission Rate Table, attached as Schedule A-96, by selecting the rate which appears in the applicable Loss Ratio column to the right of the applicable Eligible Not Written Premium Current Period bracket

         B. The resulting Rate determined in A., above, is then applied to the premiums earned for the period. The result is the amount of Plus Performance Bonus Commission payable for the period.

         C. The Plus Performance Bonus Commission payable will be increased by the Plus Performance Growth Bonus, if applicable, as defined at the bottom of the Plus Performance Bonus Commission Rate Table (Schedule A-96).

IV. "Premiums earned" is defined as net premiums written and recorded during the Plus Performance Bonus period, plus the unearned premium reserve at the beginning of the period, minus the unearned premium reserve at the end of the period.

V "Losses paid" on "included classes of insurance" is defined as losses and allocated loss adjustment expense paid during the Plus Performance Bonus period. Losses and loss adjustment expense are defined as net, after deducting salvage and subrogation received, as shown by the Company's records.

VI. "Losses paid," as defined in Section V., above, shall be limited to $200,000 from any one accident or occurrence on a per claim basis.

VII. "Deficit" is defined as the amount of paid losses that are in excess of 50% of earned premiums for the period. Any deficit from one period shall be carried forward, added to and considered part of the paid losses in the computation of Plus Performance Bonus Commission for the next succeeding period. The deficit shall be carried forward for one period only and any portion of such deficit remaining shall be waived thereafter.

VIII. At the expiration of each Plus Performance Bonus period the Company shall, within a reasonable time, make the necessary calculations and remit to the Agency any Plus Performance Bonus as may be due. No charge or deduction for Plus Performance Bonus shall be made or claimed by the Agency and such bonus is payable only by Company check

IX This Agreement shall continue in effect unless terminated in accordance with the same terms and conditions of termination as the Agency Agreement. In the event of termination the right of the Agency to Plus Performance Bonus, as provided herein, shall cease as of January 1 of the calendar year in which such termination shall become effective.

X. The figures of the Company as to any amounts in the calculation of the Plus Performance Bonus shall be conclusive. In the event of disagreement as to any other interpretation or application of this Agreement, the parties agree to resolve such disagreement in accordance with Section XI. of the Cluster Agency Agreement or the Agency Agreement

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized representative, the Agency Consulting Manager, and the Agency hereby accepts the terms of this Agreement

ALLSTATE INSURANCE COMPANY

By: --------------------------------   -----------------------------------------
                                       Agency Consulting Manager



                                       -----------------------------------------
                                       Agency Consulting Manager

                  PLUS PERFORMANCE BONUS COMMISSION RATE TABLE

                                  SCHEDULE A-96

The applicable Bonus Commission Rate from the table below will be applied to premiums earned for the period to determine the Performance Bonus Commission for the period.


ELIGIBLE NET
WRITTEN PREMIUMS                                                                     LOSS RATIO
----------------                                                                     -----------

CURRENT PERIOD                            30% or LESS        30.1%-35.0%        35.1%-40.0%        40.1%-45.0%       45.1%-50.0%
--------------                            -----------        -----------        -----------        -----------       -----------
   $ 100,000              $ 200,000             5.25               3.75               2.50               1.50              0.75
     200,001                350,000             6.00               4.50               3.25               2.25              1.50
     350,001                500,000             7.25               5.75               4.50               3.50              2.75
     500,001                750,000             8.50               7.00               5.75               4.75              4.00
     750,001              1,000,000             9.75               8.25               7.00               6.00              5.25
   1,000,001              2,000,000            11.25               9.75               8.50               7.50              6.75
Over $2,000,000                                12.75              11.25              10.00               9.00              8.25


                                  -IN ADDITION-

                          PLUS PERFORMANCE GROWTH BONUS

--------------------------------------------------------------------------------
The Plus Performance Bonus Commission payable will be increased by a percentage equal to one-half the percentage increased in eligible net written premiums in the current period over the preceding period. The maximum Growth Bonus paid will be 50% of the Plus Performance Bonus Commission.
--------------------------------------------------------------------------------

                                       SPECIALTY PERFORMANCE BONUS AGREEMENT

This Agreement is between ALLSTATE INDEMNITY COMPANY (herein referred to as "the Company") and BROOKE CORPORATION County of Oklahoma State of OKLAHOMA (herein referred to as "the Agent").

In addition to commissions separately provided as set forth in the Agency Agreement, the Company will pay the Agent a Specialty Performance Bonus in accordance with the Specialty Performance Bonus Commission Rate Table attached hereto as Schedule A, and the following provisions and terms:

                                               PROVISIONS AND TERMS

I. The Specialty Performance Bonus period shall be a calendar year, beginning January 1 and ending December 31. However, the first Specialty Performance Bonus period shall begin on the effective date of this Agreement and end on December 31.

II. The Agent will qualify to receive a Specialty Performance Bonus Commission for a particular period if the ratio of losses incurred (Including any deficit carried forward from the previous period) to premiums earned, on "Specialty business"; for such period, is 55% or less. "Specialty business" is defined as:

         Private Passenger Automobile policies issued by Allstate Indemnity Company, except in Texas and approved Texas Border states locations.

         Private Passenger Auto policies issued by Allstate County Mutual Insurance Company.

         The terms referred to in the following sections III - VII and used in the calculation of the Specialty Performance Bonus pertain to Specialty business only.

III. The amount of Specialty Performance Bonus payable if the Agent qualifies in accordance with Section II. above, with respect to a particular period is computed as follows:

         A. The Specialty Performance Bonus Commission Rate is determined from the Specialty Performance Bonus Commission Rate Table, attached as Schedule A, by selecting the rate which appears in the applicable Loss Ratio column to the right of the applicable Eligible Net Written Premium Current Period bracket.

         B. The resulting Rate determined in A. above is then applied to the premiums earned for the period. The result is the amount of Profit it Bonus Commission payable for the period.

IV. "Premiums earned" on Indemnity business is defined as net premiums written and recorded during the Specialty Performance Bonus period, plus the unearned premium reserve at the beginning of the period, minus the unearned premium reserve at the end of the period.

V. "Losses incurred" on Indemnity business is defined as the losses and allocated loss adjustment expense paid during the Specialty Performance Bonus period, plus reserve for unpaid losses and allocated loss adjustment expense at the end of the period, less reserve for unpaid losses and allocated loss adjustment expense at the beginning of the period. Losses and loss adjustment expense are defined as net, after deducting salvage and subrogation received, as shown by the Company's records.

VI.      Losses Incurred - Stop-Loss Provision.

         A. Losses incurred, as defined in Section V. above, shall be limited to $200,000 from any one accident or occurrence on a per claim basis.

         B. This provision shall not apply to any loss which occurred prior to January 1, 1990.

         C. Loss increases or decreases caused by an adjustment in the original loss incurred for a reported claim shall not affect the stop-loss calculation in the previous Specialty Performance Bonus period.

VII. "Deficit" is defined as the amount of incurred losses that are in excess of 55% of earned premiums for the period. Any deficit from one period shall be carried forward, added to and considered part of the incurred losses in the computation of Specialty Performance Bonus Commission for the next succeeding period. The deficit shall be carried forward for one period only and any portion of such deficit remaining shall be waived thereafter.

VIII. At the expiration of each Specialty Performance Bonus period the Company shall, within a reasonable time, make the necessary calculations and remit to the Agent any Specialty Performance Bonus as may be due. No charge or deduction for Specialty Performance Bonus shall be made or claimed by the Agent and such Specialty Performance Bonus is payable only by Company check.

IX. This Agreement shall continue in effect unless terminated by either party subject to the same terms and conditions of termination as the Agency Agreement. In the event of termination the right of the Agent to Specialty Performance Bonus, as provided herein, shall cease as of January 1 of the calendar year in which such termination shall become effective.

X. The figures of the Company as to any amounts in the calculation of the Specialty Performance Bonus shall be conclusive. In the event of disagreement as to any other interpretation or application of this Agreement, the parties agree to resolve such disagreement in accordance with Section IX. of the Agency Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized representative, the Agency Consulting Manager, and the Agent hereby accepts the terms of this Agreement.

                                       ----------------------------------------
                                       Agency Owner/Principal





                                       ALLSTATE INDEMNITY COMPANY
                                       ALLSTATE COUNTY MUTUAL
                                       INSURANCE COMPANY



---------------------------------      -----------------------------------------
Date                                   Agency Consulting Manager

                                  AMENDMENT TO
                          ALLSTATE INDEMNITY SPECIALTY
                           PERFORMANCE BONUS AGREEMENT


The parties to the Allstate Indemnity Special Performance Bonus Agreement entered into and dated ____________ (hereinafter the Agreement ), in exchange for valuable mutual consideration, do hereby agree to the following amendments to the Agreement:

         All references in the Agreement to Schedule A are deleted, and replaced with a reference to Schedule A-96.

IN WITNESS WHEREOF, the Company, by and through by its authorized representative, the Agency Consulting Manager, and the Agent have executed this Amendment on the date first stated below.

ALLSTATE INDEMNITY COMPANY

BY:                                    -----------------------------------------
                                       Agency Owner/Principal


DATED: -----------------------------   -----------------------------------------
                                       Agency Consulting Manager

                SPECIALTY PERFORMANCE BONUS COMMISSION RATE TABLE

                                  SCHEDULE A-96


                  The applicable Bonus commission Rate from the table below will be applied to premiums earned for the period to determine the Specialty Performance Bonus Commission for the period.

------------------------------------------------------------------------------------------------------------------------------------
Eligible   Net
Written                                                                 LOSS RATIO
Premiums             ---------------------------------------------------------------------------------------------------------------
Current Period         35.0% or Less                         35.1%-40.0%       40.1%-45.0%         45.1%-50.0%          50.1%-55.0%

------------------------------------------------------------------------------------------------------------------------------------
$                      $                    %                %                 %                   %                    %

        50,000                200,000              5.25             3.75              2.50                1.50                 0.75
       200,001                350,000              6.00             4.50              3.25                2.25                 1.50
       350,001                500,000              7.25             5.75              4.50                3.50                 2.75
       500,001                750,000              8.50             7.00              5.75                4.75                 4.00
       750,001              1,000,000              9.75             8.25              7.00                6.00                 5.25
    Over 1,000,000                                11.25             9.75              8.50                7.50                 6.75
------------------------------------------------------------------------------------------------------------------------------------
